EXHIBIT 10.1

SETTLEMENT AGREEMENT

between

TRONOX MINERAL SANDS PROPRIETARY LIMITED

and

PRAVINDRAN TREVOR ARRAN

TABLE OF CONTENTS

1	INTERPRETATION	1

2	RECITAL	2

3	ACKNOWLEDGEMENTS	3

4	TERMINATION OF EMPLOYMENT	3

5	RESIGNATION AS A DIRECTOR	4

6	CONTINUING OBLIGATIONS	4

7	MEDICAL BENEFITS AND CONTINUATION BENEFITS	5

8	RETIREMENT SCHEME	5

9	LEAVE PAY	6

10	PAYMENT	6

11	2014 ANNUAL INCENTIVE PLAN	7

12	LTIP INCENTIVE SCHEMES	8

13	COMPANY PROPERTY	10

14	COMPANY DOCUMENTATION	10

15	COMMUNICATIONS TO THIRD PARTIES	10

16	FULL AND FINAL SETTLEMENT	10

17	CONFIDENTIALITY	11

18	GOVERNING LAW	12

19	BREACH	12

20	DOMICILIUM AND NOTICES	12

21	GENERAL	13

Annexure A – Resignation from all offices

SETTLEMENT AGREEMENT

between

TRONOX MINERAL SANDS PROPRIETARY LIMITED

and

PRAVINDRAN TREVOR ARRAN

1	INTERPRETATION

In this agreement, clause headings are for convenience and shall not be used in its interpretation and, unless the context clearly indicates a contrary intention -

1.1	an expression which denotes -

1.1.1	any gender includes the other genders;

1.1.2	a natural person includes an artificial or juristic person and vice versa;

1.1.3	the singular includes the plural and vice versa;

1.2	where appropriate, meanings ascribed to defined words and expressions in 1.3 below shall impose substantive obligations on the parties;

1.3	the following expressions shall bear the meanings assigned to them below and cognate expressions bear corresponding meanings -

1.3.1	“agreement” – means this document as amended from time to time;

1.3.2	“day” – means any day other than a Saturday, Sunday or official public holiday in the RSA;

1.3.3	“the company” – means Tronox Mineral Sands Proprietary Limited, a company with limited liability duly registered and incorporated in accordance with the company laws of the RSA, with registration number 1998/011039/07;

1.3.4	“employee” – means Pravindran Trevor Arran, identity number #############;

1.3.5	“the group” – means the company as well as its subsidiaries, and its holding company/ies, as well as its subsidiaries, the subsidiaries of its holding company/ies, and the associate companies of each of the aforegoing;

1.3.6	“RSA” – means the Republic of South Africa;

1.3.7	“signature date” – means the date of signature of this agreement by the signatory which signs it last;

1.4	if any provision in a definition is a substantive provision conferring a right or imposing an obligation on any party then, notwithstanding that it is only in a definition, effect shall be given to that provision as if it were a substantive provision in the body of this agreement;

1.5	any reference to days (other than a reference to business days), months or years shall be a reference to calendar days, months or years, as the case may be;

1.6	the terms of this agreement having been negotiated, the contra proferentem rule shall not be applied in the interpretation of this agreement.

2	RECITAL

2.1	The parties have reached an agreement in terms of which the employee’s employment with the company shall terminate by way of mutual agreement.

2.2	The parties have agreed to record the terms on which the employee’s employment with the company shall terminate in this agreement.

3	ACKNOWLEDGEMENTS

3.1	Subject to 6, the parties acknowledge that, notwithstanding the terms and conditions on which the employee was employed by the company, the provisions of this agreement shall take precedence and shall constitute the entire agreement between the parties.

3.2	Subject to 6, the parties record and agree that any contract of employment and/or other agreement between the parties reflecting or purporting to reflect the terms and conditions of the employee’s employment with the company, or requiring the payment of any amount by the company or any other member of the group, to the employee shall, with effect from the signature date, be of no further force or effect, and the entitlements of the employee to any payments by the company and/or any other member of the group shall be determined with sole reference to the terms and conditions of this agreement.

4	TERMINATION OF EMPLOYMENT

4.1	The employee’s employment with the company shall terminate with effect from 31 October 2014 (“the termination date”). Notwithstanding the aforegoing, the employee shall be released from duty with effect from the signature date, which shall also be the employee’s last day of work.

4.2	Notwithstanding the provisions of 4.1, the employee undertakes to make himself reasonably available, for the period ending on the termination date, in order to assist the company with any queries it may have in respect of his functions as an employee.

4.3	The employee agrees that he shall not be required to work out any notice period or perform any services after the termination date, and that he shall be paid in lieu of notice as set out in 10.1.2.

5	RESIGNATION AS A DIRECTOR

5.1	With effect from the signature date, the employee resigns from any office which he may hold with the group, including without limitation the office of director in respect of the company, or in any other capacity whatsoever in relation to, without limitation, any board, committee, sub-committee or other forum constituted by or in respect of the company or any other member of the group.

5.2	The employee’s signature of the letter of resignation attached to this agreement as Annexure “A”, at the same time as the signature of this agreement, shall constitute proof of the employee’s resignation from any office, including any directorship he may have with the group, as at the signature date.

6	CONTINUING OBLIGATIONS

6.1	Notwithstanding anything to the contrary set out in this agreement and/or in any other document, the parties agree that the employee shall continue to bound by any undertakings made by the employee, in any capacity whatsoever, to or in favour of the company or any other member of the group, of any nature whatsoever and howsoever recorded and whether reduced to writing or otherwise, in regard to the protection of the confidential information of the company and/or the group and/or in regard to any restraint of trade, non-compete, non-solicitation undertakings or similar restrictive covenants (“restraint undertakings”) given by the employee in relation to the company or any other member of the group.

6.2

If the employee violates any of his obligations and/or undertakings under this agreement, the employee agrees that he shall no longer be entitled to any of the consideration or amounts payable to him as set forth herein, and to the extent that the employee has already received such consideration or payment, or any portion thereof, the employee shall be obligated and agrees to repay it to the company or any other member of the group as directed by the company, within 30 days of the date on which the breach of such obligation or undertaking occurs. Moreover, the employee acknowledges and agrees that he shall not make any public statements regarding his separation of employment with the company and shall at all times from the signature date remain subject to the provisions of section 16.4 of this agreement. The employee also agrees that, with effect from the signature date, the employee shall have no claim, of any nature whatsoever, against or in respect of the company or any other member of the group.

7	MEDICAL BENEFITS AND CONTINUATION BENEFITS

7.1	The parties record that the employee shall, with effect from the termination date and at all times thereafter, remain the sole party responsible for making his own arrangements in regard to medical aid benefits or membership of any medical aid scheme.

7.2	Accordingly, the employee agrees that, with effect from the signature date, the employee shall have no claim, of any nature whatsoever, against or in respect of the company or any other member of the group, in relation to the payment of any contributions to the employee, or to any medical aid benefit scheme for or on behalf of the employee, or for the provision of any medical benefits of any nature whatsoever, and that the payment to the employee as set out in 10.1.5 constitutes full and sufficient consideration for the waiver of the employee’s rights in this regard.

8	RETIREMENT SCHEME

8.1	With effect from the termination date, the employee shall no longer be a member of the company’s retirement scheme (“the retirement scheme”) and he shall be required to make his own arrangements in respect of his retirement funding.

8.2	Notwithstanding the aforegoing, the company has agreed to make payment of the amount referred to in 10.1.6 to assist the employee in funding such arrangements.

8.3	The employee’s entitlements, if any, in terms of the retirement scheme shall be determined in accordance with the rules of the retirement scheme and the employee shall be required to liaise directly with the retirement scheme in order to receive his entitlements.

9	LEAVE PAY

The employee shall receive payment of his accumulated leave pay in terms of 10.1.3 below for the period ending on the termination date. The parties agree that no further leave shall accrue to the employee after the termination date.

10	PAYMENT

10.1	The parties agree that the employee will receive the following payments -

10.1.1	payment of his normal monthly remuneration for the period until the termination date;

10.1.2	payment in lieu of notice of a lump sum amount (equal to three (3) month’s remuneration), equivalent to US$ 124 656, which will be converted to South African Rands at the prevailing US$/ZAR exchange rate, as of 31 October 2014;

10.1.3	accumulated leave pay, calculated with reference to the number of days accrued leave available to the employee as at the termination date, including accumulated sick pay. The parties agree that the leave balance, for the purposes of this 10.1.3, is equal to an amount of R 3 566 536 calculated as follows:

Statutory Leave: R1 155 915;

Non-statutory Leave: R 364 770

Sick Leave: R2 045 752

10.1.4	a lump sum severance payment calculated as two (2) years of base salary plus two (2) years of target annual incentive. For the sake of clarity, the parties record that such lump sum is an amount equivalent to US$ 1 695 318 which will be converted to South African Rands at the prevailing US$/ZAR exchange rate, as of the 31 October 2014;

10.1.5	a lump sum payment of R94 584 (calculated on the basis of 12 months’ medical benefit contributions);

10.1.6	a lump sum payment of R368 823 (calculated on the basis of 12 months of the company’s contributions to the retirement benefit scheme);

10.1.7	a lump sum payment to true-up salary to equivalent USD value calculated from November 2013 through October 2014, which will be converted to South African Rands at the prevailing US$/ZAR exchange rate, as of 31 October 2014; and

10.1.8	a lump sum payment equivalent to US$ 10 000, which will be converted to South African Rands at the prevailing US$/ZAR exchange rate, as of 31 October 2014, in lieu of financial counselling benefit.

10.2	The parties acknowledge that the company is obliged in terms of the Income Tax Act 58 of 1962 to receive a tax directive from the South African Revenue Service (“SARS”) (“tax directive”) before making the payments set out in 10.1.2 to 10.1.8 and the company will submit an application to SARS to obtain the tax directive within fourteen (14) working days of the termination date. The employee undertakes to do all things necessary and sign all documentation required in order to enable the company to apply for the tax directive.

10.3	The amounts set out in 10.1.2 to 10.1.8, less all prescribed deductions and withholdings required to be made by the company in terms of the tax directive, shall be paid to the employee by the company within fourteen (14) days after the company has received the tax directive from SARS.

10.4	For the avoidance of any doubt all amounts due to the employee in terms of 10 shall be paid by the company into the bank account which has historically been utilised to pay the employee’s remuneration.

11	2014 ANNUAL INCENTIVE PLAN

11.1	The parties agree that the employee shall be entitled to payment under the 2014 AIP, in accordance with and subject to the terms and conditions of the 2014 AIP, and that any payment to the employee in terms of the 2014 AIP shall be made in the normal course of payments under the 2014 AIP. The employee’s individual pay-out will be calculated on the basis of a “meets performance” evaluation.

11.2	Notwithstanding the termination of the employee’s employment with effect from the termination date, the company shall ensure that the employee’s entitlement to payment under the 2014 AIP is calculated on the basis of 100% employment during 2014 and that any payment to be made to the employee shall not be pro-rated or reduced on the basis of the termination date.

11.3	Other than as provided for in this 11, with effect from the termination date, the employee shall have no further entitlement to participate in the 2014 or any other AIP and the employee hereby waives and gives up any and all such entitlement/s.

12	LTIP INCENTIVE SCHEMES

12.1	Save as set out below, the employee will no longer be eligible to participate in the Long-Term Incentive Plan (“LTIP”), also known as the Management Equity Incentive Plan upon the termination date.

12.2	For the purposes of dealing with the employee as a participant in the LTIP, as at the termination date the employee’s entitlements in this regard are as set out below –

12.2.1	Stock Options:

All unvested Stock Options (being 96 933 shares) shall become vested upon the termination date. The employee will have 90 days to exercise these shares following the termination date.

12.2.2	Time-Based Restricted Stock (“TBR stock”):

All unvested TBR stock (being 36 569 shares) shall become vested upon the termination date. The employee will have the ability to continue to hold the shares in their UBS account, transfer them to another brokerage, or sell the shares at any time. Dividends accrued on the vested shares will be deposited into the employee’s UBS account as soon as practicable following the vesting.

12.2.3	Performance-based Restricted Share Units:

12.2.3.1	a pro rata portion of the unvested TSR Shares and ROCE Shares, respectively, that would have been eligible to vest on the third (3rd) anniversary of the Grant Date thereof shall remain outstanding and be eligible to vest based upon the Company’s actual performance over the Measurement Period in an amount determined by multiplying the number of TSR Shares and ROCE Shares, respectively, that were eligible to become vested on the third (3rd) anniversary of the Grant Date by a fraction, the numerator of which is the number of full months that have elapsed beginning on the Grant Date and ending on the termination date and the denominator of which is 36. The prorated TSR shares will be 4 103 shares and the prorated ROCE shares will be 4 103 shares and these will vest on 25 Feb 2016. Dividends accrued on the vested shares will be deposited into the employee’s UBS account as soon as practicable following the vesting.

12.2.3.2	in respect of the unvested TSR Shares and ROCE Shares, respectively that are forfeited following the termination date, the employee shall be entitled to a lump sum payment of an amount equal to such number of forfeited shares (being 4 730 shares of TSR Shares and 4 735 shares of ROCE shares from the June 2012 grant and 3 283 shares of TSR shares and 3 283 shares of ROCE shares from the February 2013 grant) multiplied by the actual performance multiplier for the TSR and ROCE shares respectively and then multiplied by the 10 day average stock price of a share of Tronox stock on the NYSE as at the original vesting date (26 June 2015 and 25 February 2016 respectively). The lump sum payment will be made as soon as practicable following these vesting dates.

13	COMPANY PROPERTY

On or before the termination date the employee shall return to the company all property belonging to the company which is currently in his possession and/or under his control and which has not been specifically dealt with in this agreement, which property shall remain the property of the company.

14	COMPANY DOCUMENTATION

14.1	On or before the termination date the employee shall return to the company all books, manuals, records, memoranda, correspondence, business and related equipment and technology, systems, software, other documentation and the like, prepared, maintained or used or prepared by the employee during his employment with the company, alternatively which is under his control and which remains the property of the company.

14.2	the employee shall under no circumstances retain any copies of any items listed in 14.1.

15	COMMUNICATIONS TO THIRD PARTIES

The parties agree that the company and the employee shall not make any communications, of any nature whatsoever and whether in writing or otherwise, to any third parties or stakeholders, whether internally or externally, at any time after the signature date, in relation to the termination of the employee’s employment with the company other than to state that such termination was “a resignation by the employee to pursue other interests.”

16	FULL AND FINAL SETTLEMENT

16.1	The parties record that the terms of this agreement shall be in full and final settlement of any or all claims and/or disputes of any nature whatsoever which the employee has or may have against the company, the group (and/or any member of the group) as well as each of its/their shareholders, its/their executive and non-executive directors and/or its/their employees, whether arising in contract, delict, statute or otherwise, in relation to the –

16.1.1	termination of the employee’s employment with the company; and/or

16.1.2	for any claims of any nature whatsoever arising during the period of the employee’s employment with the company; and/or

16.1.3	for, or in relation to, the relinquishment or loss of office by the employee as envisaged in 5; and/or

16.1.4	the loss of any rights to participate in or be the recipient of any incentives, payments or benefits, as an employee or officer of the company or any other member of the group, by virtue of his relinquishment of employment or such office, including without limitation any medical aid benefits, AIP and LTIP benefits.

16.2	The employee agrees that he shall, at no stage after the signature date, seek to enrol any dispute (of any nature whatsoever), or refer to the CCMA or any other court, tribunal, or dispute resolution forum of any nature whatsoever, and wheresoever located or situated, against the company or any other member of the group for or in relation to the termination of his employment with the company, or for or in relation to any of the matters referred to in 15.1.2 to 15.1.4.

17	CONFIDENTIALITY

17.1	The employee acknowledges that, by virtue of his association with the company, he has become possessed of the company’s confidential information (“confidential information”).

17.2	Having regard to the facts recorded in 16.1, the employee undertakes that, in order to protect the proprietary interests of the company in the confidential information he will not, with effect from the signature date or at any time thereafter, either use or directly or indirectly divulge or disclose to others any confidential information.

17.3	The terms of this agreement shall remain confidential as between the parties and their duly authorised legal representatives.

17.4	The employee and the company undertake, with effect from the signature date and indefinitely thereafter, not to make any derogatory or defamatory statements about each other.

18	GOVERNING LAW

Notwithstanding anything to the contrary in this agreement -

18.1	this agreement shall be governed by and construed in accordance with the laws of the RSA; and

18.2	the parties submit to the nonexclusive jurisdiction of the courts of the RSA with regard to any dispute arising out of or pursuant to this agreement.

19	BREACH

Should any party (“defaulting party”) commit a breach of any provision of this agreement and fail to remedy such breach within fourteen days after receiving written notice from the other party requiring it to do so, then the other party (“aggrieved party”) shall be entitled, without prejudice to its other rights in law to claim specific performance of all of the defaulting party’s obligations whether or not such obligations would otherwise then have fallen due for performance and without prejudice to the aggrieved party’s right to claim damages; provided that, notwithstanding anything to the contrary in this agreement, no party shall be entitled to cancel this agreement for any reason whatever.

20	DOMICILIUM AND NOTICES

20.1	The parties choose domicilium citandi et executandi (“domicilium”) for all purposes relating to this agreement, including, without limitation, the giving of any notice, the payment of any sum, the serving of any process, as follows -

20.1.1	The company	physical-Tronox Mineral Sands
115 West Street
Sandton
2196

20.1.2	the employee	physical – ## #########
########## #####
##### ###
####
####

20.2	Either party shall be entitled from time to time, by giving written notice to the other, to vary its physical domicilium to any other physical address (not being a post office box or poste restante) within the RSA, to vary its postal domicilium to any other postal address within the RSA and to vary its facsimile domicilium to any other facsimile number.

20.3	Any notice given or payment made by either party to the other (“addressee”) which is delivered by hand between the hours of 09:00 and 17:00 on any business day to the addressee’s physical domicilium for the time being shall be deemed to have been received by the addressee at the time of delivery.

20.4	Any notice given by either party to the other which is successfully transmitted by facsimile to the addressee’s facsimile domicilium for the time being shall be deemed (unless the contrary is proved by the addressee) to have been received by the addressee on the day immediately succeeding the date of successful transmission thereof.

20.5	The provisions of 19 shall not operate so as to invalidate the giving or receipt of any written notice which is actually received by the addressee other than by a method referred to in 19.

20.6	Any notice in terms of or in connection with this agreement shall be valid and effective only if in writing and if received or deemed to be received by the addressee.

21	GENERAL

21.1	This agreement constitutes the sole record of the agreement between the parties in relation to the subject matter hereof. Neither party shall be bound by any express, tacit or implied term, representation, warranty, promise or the like not recorded herein. This agreement supersedes and replaces all prior commitments, undertakings or representations, whether oral or written, between the parties in respect of the subject matter hereof.

21.2	No addition to, variation, novation or agreed cancellation of any provision of this agreement shall be binding upon the parties unless reduced to writing and signed by or on behalf of the parties.

21.3	No indulgence or extension of time which either party may grant to the other shall constitute a waiver of or, whether by estoppel or otherwise, limit any of the existing or future rights of the grantor in terms hereof, save in the event and to the extent that the grantor has signed a written document expressly waiving or limiting such right.

21.4	Without prejudice to any other provision of this agreement, any successor-in-title, including, without limitation, any executor, heir, liquidator, judicial manager, curator or trustee, of either party shall be bound by this agreement.

Signed at	on October 6, 2014

for Tronox Minerals Sands Proprietary Limited

/s/ Sonja Narcisse
Sonja Narcisse Who warrants that she is duly authorised hereto

Signed at	on October 6, 2014

for

/s/ Pravindran Trevor Arran
Pravindran Trevor Arran

ANNEXURE A

RESIGNATION FROM ALL OFFICES

I, the undersigned -

PRAVINDRAN TREVOR ARRAN (IDENTITY NUMBER #############)

by my signature hereto, confirm that, with effect from the date of signature below, I resign from any and all offices or positons which I may occupy in the company and/or any other member of the group, including without limitation, the office of director of the following company board committee/s –

Signed at Sandton	on 6th October 2014

/s/ Pravindran Trevor Arran
Pravindran Trevor Arran